Exhibit 10.1

22 Boston Wharf Rd, 9th floor Boston, MA 02210 www.akceatx.com

September 19, 2019

Damien McDevitt

Akcea Therapeutics, Inc.

22 Boston Wharf Road, 9th Floor

Boston, MA 02210

Dear Damien,

It is my pleasure to extend to you an offer to join Akcea Therapeutics, Inc. (the “Company”), as Interim Chief Executive Officer reporting to the Board of Directors. This interim position will begin as of the date hereof (your “Start Date”). Your duties will be commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities as the Company may designate from time to time that are not inconsistent with your position. You will be expected to spend the requisite time in the Company’s various offices to fulfill your duties, authorities and responsibilities. In this position, you will receive salary based on an annual base salary of $550,000. You are also eligible for an incentive bonus targeted at 60% of your base salary under our current Management by Objectives (MBO) program, on a pro-rated basis for fiscal year 2019, subject to the applicable Company performance factor (which for 2019 is 100%) and achievement of performance metrics by you to be established by the Compensation Committee within approximately 30 days following your start date, after appropriate input and consultation with you. The performance metrics (goals) will include not only 2019 goals but also goals to be considered for a permanent Chief Executive Officer position.

As additional incentive, the Company will grant you 400,000 stock options and 200,000 restricted stock units. The exercise price of the options will be equal to the fair market value of the Company’s common stock in accordance with the terms set out in the Akcea equity incentive plan, and the options and restricted stock units will be issued under, and subject to, the terms of the Akcea equity incentive plan. The equity awards will initially be unvested. The options will vest 25% on the first anniversary of your Start Date and then in equal monthly installments over the next three years. The RSUs will vest 12.5% six months after your Start Date, 12.5% on the first anniversary of your Start Date, 25% on the second anniversary of your Start Date, 25% on the third anniversary of your Start Date, and the remaining 25% on the fourth anniversary of your Start Date. Your outstanding options to purchase shares of Ionis Pharmaceuticals, Inc. (“Ionis”) common stock and your Ionis restricted stock units will continue to vest while you are employed by the Company.

You will not be eligible for a 2019 merit salary increase or merit equity grant as you will have just joined the Company. You will receive a performance review at the time you and the Compensation Committee agree is reasonable to achieve the agreed upon goals in connection with the anticipated June 2020 Compensation Committee meeting (which review may occur prior to the June 2020 Compensation Committee meeting if mutually agreed). If you are promoted to permanent Chief Executive Officer, it will not result in an additional equity award but at the end of 2020 you will be eligible for a full year MBO bonus and merit stock award.

22 Boston Wharf Rd, 9th floor Boston, MA 02210 www.akceatx.com

You also have the opportunity to participate in our employee benefits program, outlined in the attached benefit summary. Your vacation will begin accruing at the rate of 3 weeks per year based on your anniversary date, and you will be entitled to carry over your accrued vacation from your employment at Ionis.

This offer is contingent on your signing in the space provided below and signing the attached Employee Confidential Information and Inventions Assignment Agreement.

We are very pleased that you have decided to join us, and we look forward to working with you to continue to make Akcea a successful company!

Sincerely,

/s/ Sandford D. Smith
Sandford D. Smith
Compensation Committee Chairman

Accepted and agreed:	/s/ Damien McDevitt
Date Accepted: September 20, 2019